Exhibit 10.23

Angion Biomedica Corp.

Retention Bonus Plan

This Retention Bonus Plan (the “Plan”) was established effective as of January 13, 2023 (the “Effective Date”) by Angion Biomedica Corp., a Delaware corporation (the “Company”).

1.             Purpose. The Company considers it essential to the operations of the Company and in the best interests of its stockholders to induce certain employees to continue their service with the Company through the Closing of a Corporate Triggering Event (each as defined below) and for a transition period thereafter. Therefore, the Board of Directors of the Company (the “Board”) has adopted the Plan to reinforce and encourage the continued attention and dedication of the employees of the Company who are, from time to time, designated by the Board or a committee thereof, as participants under this Plan (each, a “Participant” collectively, the “Participants”). Initial Participants are set forth on Appendix I (which is deemed part of this Plan).

2.	Definitions.

(a)                “Additional Benefits” has the meaning set forth in Section 5(d).

(b)               “Administrator” means (i) prior to the Closing, the Board or any committee of the Board that has been delegated the authority to administer the Plan, and (ii) from and after the Closing, a person designated by the Board prior to or in connection with a Change in Control, provided that any such person acting as Administrator is not a Participant under the Plan. If the Board does not affirmatively designate an Administrator prior to a Change in Control, the Administrator will be the Board of Directors of the acquiring or surviving corporation. All determinations of the amounts of any payments and benefits hereunder and designations as a Participant in the Plan shall be made or approved by the Board.

(c)                “Bonus Award” means an amount equal to a percentage of a Participant’s annual base salary as set forth in such Participant’s Participation Notice.

(d)               “Cause” means any of the following: (i) a Participant’s commission of any act or involvement in any situation, or occurrence, which brings such Participant into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or a Participant being subject to publicity for any such conduct or involvement in such conduct; (ii) a Participant’s failure to attempt in good faith to implement a clear and reasonable directive from the Company or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Company; (iii) a Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (iv) a Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (v) intentional, material violation of any contract or agreement between a Participant and the Company (or any subsidiary thereof) or of any statutory duty owed to the Company by a Participant; (vi) a Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vii) an act by a Participant which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (viii) a Participant’s continued failure to perform the essential duties and responsibilities of such Participant’s position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance.

(e)                “Change in Control” has the meaning set forth in the Company’s 2021 Incentive Award Plan.

(f)                “Closing” means the occurrence of a Corporate Triggering Event. The Closing of a Corporate Triggering Event executed in multiple stages will be deemed to occur upon completion of the last of such stages.

(g)                “Closing Bonus” means an amount equal to 65% of the Bonus Award, payable as provided in Section 5(a).

(h)               “Code” means the Internal Revenue Code of 1986, as amended.

(i)                 “Corporate Triggering Event” means (i) the issuance of shares of the Company’s capital stock in a “reverse merger” or similar transaction, (ii) a Change in Control or (iii) the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State.

(j)                 “Exercise Period Extension” has the meaning set forth in Section 5(c).

(k)               “Good Reason” means (i) a decrease in a Participant’s base salary by more than 10%, (ii) a relocation of a Participant’s primary work location by more than fifty (50) miles, (iii) a material decrease in a Participant’s duties or responsibilities (but excluding a change in title or reporting relationship), or (iv) the Company’s failure to obtain an agreement from a successor to continue the Plan or to substitute for it a plan or other compensation arrangement that provides equivalent or greater benefits; provided, however, that to resign for Good Reason, the Participant must (1) provide written notice to the Company’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the Participant’s resignation for Good Reason, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions the Participant then hold with the Company is effective not later than thirty (30) days after the expiration of the cure period.

(l)                 “Participation Notice” means the written notice between the Company and a Participant evidencing a Participant’s participation in the Plan.

(m)             “Qualifying Termination” means the Company’s termination of the Participant’s service without Cause or the Participant’s resignation for Good Reason that is also a “separation from service” for purpose of Section 409A of the Code.

(n)               “Retention Bonus” means an amount equal to 35% of the Bonus Award, payable as provided in Section 5(b).

(o)               “Retention Period” means a period of three months immediately following the Closing; provided, however, that if the Participant is not offered a continued role that will be effective as of the Closing (i) at the same rate of salary and target bonus as prior to the Closing and (ii) with terms and conditions that would not give rise to the Participant’s right to give notice of a Good Reason termination, the Retention Period shall be deemed to have been met as of the date of Closing.

(p)               “Securityholders” means the stockholders, optionholders, convertible note holders and warrant holders of the Company.

3.	Administration.

(a)                Administrative Authority. The Administrator shall have the sole discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan. The Administrator shall have final authority to determine, in its sole discretion, the amount of any Closing Bonus, Retention Bonus, Additional Benefits and/or Exercise Period Extension hereunder, and any benefits to be paid or allocated to Participants hereunder, and all actions taken by the Administrator in good faith in interpreting the terms of the Plan and administering the Plan will be final and binding on all Participants.

4.	Eligibility.

(a)                Designation of Participants. In addition to the individuals set forth on Appendix I, prior to the occurrence of any Corporate Triggering Event the Administrator may from time to time select certain employees or other service providers of the Company to be Participants and provide a Participation Notice to such designated Participant in the form attached as Attachment I. Except as provided in the Plan, once a Participant has executed a Participation Notice, the Administrator may not decrease a Participant’s Closing Bonus, Retention Bonus, Additional Benefits or Exercise Period Extension without his or her written consent, unless such decrease is the result of such Participant’s termination of service with Company prior to the Closing in a manner not giving rise to a right to payment under the Plan (and upon such a termination, the Participant shall have no further rights hereunder).

(b)               Service Requirement; Release. To be eligible to receive payments and benefits under this Plan as set forth in Section 5, a Participant must (i) execute a Participation Notice; (ii) be an active employee or service provider to the Company (A) with respect to the Closing Bonus, on the date of the Closing, (B) with respect to the Retention Bonus, on the earlier to occur of the final day of the Retention Period or a Qualifying Termination, (C) with respect to the Additional Benefits, on the date of the Closing or, if earlier, the date of a Qualifying Termination, and (D) with respect to the Exercise Period Extension, on the date of the Closing or, if earlier, the date of a Qualifying Termination; (iii) execute and allow to become effective a general release of claims in substantially the form of release attached as Exhibit A; and (iv) sign any “joinder agreement” or other similar agreement as may be required in connection with a Corporate Triggering Event that is substantially similar to the agreement signed by other Securityholders. A Participant’s acceptance or non-acceptance of an offer of continued (or new) employment or service with an acquiring or surviving corporation following a Corporate Triggering Event (and, if applicable, following the end of the Retention Period) will not affect the right of the Participant to be paid or to retain a Closing Bonus, a Retention Bonus, Additional Benefits or the Exercise Period Extension.

5.	Bonus and Timing of Payments; Additional Terms.

(a)                Calculation and Payment of Closing Bonus. A Participant’s Closing Bonus will be an amount equal to 65% of such Participant’s Bonus Award, earned through the Participant’s continued service with the Company until the earlier of (i) immediately prior to the occurrence of a Corporate Triggering Event or (ii) the occurrence of a Qualifying Termination. Except as provided below, the Closing Bonus will be paid to a Participant in a single lump sum cash payment within fifteen (15) days after the Closing or the Qualifying Termination, as applicable, subject to Section 4.

(b)               Calculation and Payment of Retention Bonus. A Participant’s Retention Bonus will be an amount equal to 35% of such Participant’s Bonus Award, earned through the Participant’s continued service with the Company during the Retention Period; provided, that upon the occurrence of a Qualifying Termination prior to the end of the Retention Period, the entirety of the Retention Bonus shall be considered earned and shall be paid within fifteen (15) days following such Qualifying Termination, subject to Section 4. Except as provided in the preceding sentence, the Retention Bonus will be paid to a Participant in a lump sum cash payment within fifteen (15) days after the conclusion of the Retention Period, subject to Section 4.

(c)                Extension of Exercise Period. Upon the earlier to occur of a Corporate Triggering Event or a Qualifying Termination, the post-termination exercise period for each vested stock option then held by a Participant shall be extended by four (4) years, but not beyond the remaining term of such stock option (such extension, the “Exercise Period Extension”).

(d)               Additional Benefits. The Participant may be provided with additional benefits (the “Additional Benefits”), as approved by the Board or any committee of the Board that has been delegated the authority to administer the Plan, and set forth in his or her Participation Notice.

6.             Section 280G. Notwithstanding anything in this Plan to the contrary, if any payment or distribution a Participant would receive pursuant to this Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Participant and the Company. Any reduction in payments or benefits pursuant to this Section 6 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Participant.

7.             Section 409A. The Plan shall be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code or, if not so exempt, comply with Section 409A of the Code. Each installment of the payments provided under the Plan is a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). Any reference herein to a termination of service is intended to constitute a “separation from service” within the meaning of Section 409A of the Code. The Administrator may impose additional rules and requirements from time to time in order to comply with Section 409A of the Code, which will not require the consent of any Participant. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code (or any similar state tax law) that are subject to certain additional federal, State or other taxes. If the payment of any amount is subject to a release and the release revocation period spans two calendar years, amounts will be paid in the second of the two years to the extent necessary to avoid taxation under Section 409A of the Code.

8.             Miscellaneous.

(a)                Amendment of the Plan. The Administrator may amend the Plan; provided, however, that any such amendment which is adverse to the Participants shall also require the consent of each Participant, and provided, further, however, that if any such amendment materially and adversely affects the then-existing rights of any particular Participant in a manner which does not similarly impact the other Participants, such amendment shall also require the separate written consent of such adversely affected Participant.

(b)               Termination of the Plan. This Plan, and any rights granted hereunder, shall terminate on the earliest of: (i)  the date all amounts to be paid to Participants hereunder are paid, (ii) the dissolution or liquidation of the Company other than in connection with a Triggering Event, or (iii) two (2) years from the date of the Plan’s adoption by the Board. Following a termination of this Plan, the Company shall have no further obligations under this Plan, including the obligation to provide the Closing Bonus, the Retention Bonus, the Additional Benefits or the Exercise Period Extension, except with respect to (A) an event which constitutes a Corporate Triggering Event for which a definitive agreement was entered into prior to termination of the Plan or (B) a Qualifying Termination that occurred prior to the termination of the Plan.

(c)                No Guarantee of Employment or Continued Service. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment or engagement as a service provider with the Company. The employment or engagement of a Participant by the Company will remain at-will and subject to termination by either the Company or Participant at any time, with or without notice.

(d)               Assignment or Transfer; Assumption by Acquirer. A Participant’s rights in an interest under the Plan may not be assigned or transferred except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void. The Company may assign the Plan and the obligations to provide the Closing Bonuses, Retention Bonuses, Additional Benefits and Exercise Period Extension hereunder to the acquiring or surviving corporation in a Corporate Triggering Event, and if so assigned then the Company’s obligations to provide the Closing Bonuses, Retention Bonuses, Additional Benefits or Exercise Period Extension to Participants under the Plan will be deemed to have been appropriately satisfied.

(e)                Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Participant. Neither the Plan nor the award of Bonus Awards hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

(f)                Governing Law. The Plan shall be construed in accordance with and governed by the laws of Delaware, without regard to principles of conflict of laws of such state.

(g)                Tax Withholding. The Company shall deduct from all payments hereunder any applicable withholdings.

(h)               Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(i)                 Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Appendix I

Participant Name
Jay Venkatesan
Sunny Loh
Jennifer Rhodes

Exhibit A

Form of Release Agreement

This Release of Claims (“Release”) is entered into as of _________________, 20__, between [__________] (“Employee”) and Angion Biomedica Corp., a Delaware corporation (the “Company” and, together with Employee, the “Parties”), effective [eight days after]1 [as of] Employee’s signature hereto (the “Effective Date”)[, unless Employee revokes Employee’s acceptance of this Release as provided in Paragraph 1(c), below.]2

1.          Employee’s Release of the Company Parties. Employee agrees not to sue, or otherwise file any claim against, the Company, TriNet Group, Inc. (“TriNet”), or their parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a)                On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharges the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3, California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq., California Labor Code §§ 1102.5(a),(b), Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect, the employment and civil rights laws of California3, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

1 NTD: Include if Employee is 40 or over.

2 NTD: Include if Employee is 40 or over.

3 NTD: To include applicable state statutes based on participant’s state of employment.

(b)               Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits; (ii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or similar local agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf, (iii) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (iv) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that he/she may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law; (ii) coverage under any applicable directors’ and officers’ or other third-party liability insurance; (iii) Employee’s vested accrued benefits under the Company or TriNet’s respective benefits and compensation plans; and (iv) any payments or benefits to which Employee is specifically entitled to as of the date of termination pursuant to the Company’s Retention Bonus Plan or the related Participation Notice (together, the “Retention Bonus Plan”).

(c)                Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Being aware of said section, Employee hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.

(d)               [Employee acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Employee acknowledge as follows:

(i)         Employee has been advised to consult an attorney of Employee’s choice before signing this Release and Employee either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)       Employee has been granted [twenty-one (21)]4 days after Employee is presented with this Release to decide whether or not to sign it. Employee agrees that such period shall not be extended due to any material or immaterial changes to the Release. If Employee executes this Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the [twenty-one (21)] day period;

(iii)       Employee has carefully reviewed and considered and fully understand the terms set forth in this Release, including all exhibits hereto; and

(iv)       Employee has the right to revoke Employee’s ADEA Release within seven (7) calendar days of signing this Release. If Employee wishes to revoke Employee’s ADEA Release, Employee must deliver written notice stating Employee’s intent to so revoke to [Insert Name], [Insert Address], on or before 11:59 p.m. P.T. on the seventh (7th) day after the date on which Employee signs this Release.]5

2.         Employee Representations. Employee represents and warrants that:

(a)                Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his termination date in writing), including without limitation, any cell phone, laptop computer or tablet;

(b)               Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Employee’s employment and any accrued, unused vacation earned through such date, other than as set forth in the Retention Bonus Plan;

(c)                During the course of Employee’s employment Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d)               Employee has not initiated any adversarial proceedings of any kind against the Company or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.

3.         Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 16 of the Company’s Executive Separation Benefits Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

4 NTD: To be updated to 45 days for a group termination.

5 NTD: Include if Employee is 40 or over.

4.                  Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

5.                  Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [California]6, including all matters of construction, validity and performance, without regard to conflicts of law principles.

6.                  Integration Clause. This Release, the Company’s Executive Separation Benefits Plan and the Retention Bonus Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

7.                  Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

8.                  Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

6 NTD: To be Employee’s state of employment.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	ANGION BIOMEDICA CORP.

Name:	Name:

Title:	Title:

Date:	Date:

 Attachment I

Participation Notice

[DATE]

Dear [PARTICIPANT]:

The Board of Directors of Angion Biomedica Corp., a Delaware corporation, (the “Company”) has adopted the Angion Biomedica Corp. Retention Bonus Plan (the “Plan”) to induce certain key employees and service providers to continue their service with the Company and to encourage such individuals to exert their best efforts toward the completion of a Corporate Triggering Event. Capitalized terms not defined in this Participation Notice shall have the meaning set forth in the Plan. The Company is pleased to inform you that you have been selected as a Participant in the Plan by the Administrator in accordance with the terms of this Participation Notice and the Plan.

The terms of the Plan are set forth in the Plan document that has been provided to you, and those terms are incorporated in and made a part this Participation Notice. As described in more detail in the Plan, the Plan allows you to earn a Bonus Award in an amount equal to 100% of your annual base salary as of the date of this Participation Notice, for an aggregate of $[_____], 65% of which is payable in the form of a cash Closing Bonus upon the occurrence of a Corporate Triggering Event and 35% of which is payable in the form of a cash Retention Bonus three months thereafter, in each case subject to your continued service with the Company (provided, however, that upon a termination of your service without Cause or your resignation for Good Reason (a “Qualifying Termination”), you will be paid both the Closing Bonus and the Retention Bonus, to the extent each such amount remains unpaid). You will also be eligible for an extended exercise period with respect to your stock option awards (the “Exercise Period Extension”), as set forth in Section 5(c) of the Plan.

Upon the earlier to occur of the Closing of a Corporate Triggering Event or a Qualifying Termination, you shall be paid a lump sum amount equal to $______, less applicable withholdings, within fifteen (15) days after the Closing or the Qualifying Termination, as applicable. In addition, each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock award, stock option, restricted stock unit award and stock appreciation right, held by you shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to such Corporate Triggering Event or Qualifying Termination. The benefits in this paragraph are referred to as the “Additional Benefits” as referenced in Section 5(d) of the Plan. In order to be eligible for the Additional Benefits, you hereby waive any right you may have to benefits under the Company’s Executive Separation Benefits Plan.

As detailed in the Plan, in order to be eligible to receive the Closing Bonus, Retention Bonus, Additional Benefits and Exercise Period Extension you must (a) sign and return this Participation Notice to the Company; (b) except as set forth above, be employed by or otherwise providing services to the Company on the date(s) set forth in Section 4(b) of the Plan; and (c) execute and allow to become effective a general release of claims in the form provided by the Company.

This letter and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements (oral or written) between you and the Company concerning such subject matter. In the event of a conflict between the terms of this letter and the terms of the Plan, the Plan shall govern your Bonus Award.

By signing below, you acknowledge (i) your participation in the Plan, (ii) that you have received and read a copy of the Plan and (iii) that you agree that any Bonus Award, Additional Benefits and Exercise Period Extension and other benefits available under the Plan are subject to all of the terms and conditions of the Plan and this Participation Notice.

Angion Biomedica Corp.

By:

Title:

AGREED TO AND ACCEPTED

__________________________

[Participant Name]